Exhibit 10.3
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of August 21, 2014, is made by and between Popeyes Louisiana Kitchen, Inc., a Minnesota corporation (the "Company"), and William P. Matt, an employee of the Company ("Employee").

WHEREAS, Employee has been appointed as the Chief Financial Officer of the Company effective August 21, 2014; and

WHEREAS, it will be difficult to retain key employees of the Company unless such employees are adequately indemnified against liabilities incurred and claims made in performance of their duties as employees of the Company; and

WHEREAS, it is in the best interests of the Company to retain such key employees by providing adequate indemnification by means of indemnification agreements with key individual employees.

NOW, THEREFORE, in consideration of Employee's continued service as an employee of the Company, and as an inducement to Employee to continue to serve as an employee of the Company, the Company and Employee agree as follows:

1.    Indemnification. The Company agrees to indemnify and hold Employee harmless from and against any claims, liabilities, damages, judgments, penalties, fines or expenses of any type whatsoever incurred by Employee in or arising out of the status, capacities or activities of Employee as an employee of the Company to the maximum extent permitted under Minnesota Statutes, Section 302A.521 (attached hereto as Exhibit A) as in effect on the date hereof.

2.    Advances of Expenses. Subject to Employee's execution of a written affirmation, satisfactory to the Company, of the Employee's good faith belief that the criteria for indemnification have been satisfied and to repay all amounts advanced by the Company if it is ultimately determined that the criteria for indemnification have not been satisfied, the Company shall advance all expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any proceeding, action or investigation to which Employee is a party or is threatened to be made a party arising out of the status, capacities or activities of Employee as an employee of the Company to the maximum extent permitted under Minnesota Statutes, Section 302.521, subd. 3 as in effect on the date of this Agreement upon the determination by the Company that the facts then known to those making the determination would not preclude indemnification under Section 502A.521, subd. 6 within 60 days after receipt of said written affirmation. Employee shall have a reasonable right to appear in person and to be represented by counsel.

3.	Other Rights of Employee. The right of Employee to indemnification or advance of expenses pursuant to this Agreement shall not be exclusive of other rights Employee may have (i) under applicable law, (ii) pursuant to other agreements between the Company and Employee or the Company's Articles of Incorporation or Bylaws, or (iii) pursuant to any agreement with a third party (by way of insurance, indemnification or otherwise).

4.    Absolute Right to Indemnification and Advances of Expenses. The Company agrees that it shall not, and the Company hereby waives all rights that it has or may have to, refuse to indemnify or advance expenses, or withhold payment of amounts for which Employee is indemnified hereunder, or for advance of expenses to Employee, based on any breach or alleged breach of any of the provisions of this Agreement by Employee or for any other reason whatsoever. In the event Employee is required to bring any action to enforce Employee's rights or to collect monies due to Employee under this Agreement, and is successful in such action, the Company shall reimburse Employee for all of Employee's legal fees and expenses in bringing and pursuing such action.

5.    Amendments to Minnesota Statutes or Company's Articles of Incorporation or Bylaws. The Company represents that its Bylaws provide for indemnification of Employee to the maximum extent permitted by Minnesota Statutes, Section 302A.521 as in effect on the date hereof and to the maximum extent required by this Agreement. The Company shall not amend its Articles of Incorporation or Bylaws to reduce or eliminate the Employee's right to indemnification or advances provided for under this Agreement. Any amendments to the Articles of Incorporation or Bylaws of the Company made subsequent to the date of this Agreement which reduce or eliminate rights of persons entitled to indemnification or advances under such Articles of Incorporation or Bylaws shall not limit the rights of Employee pursuant to this Agreement. If the Minnesota Statutes, the Articles of Incorporation or the Bylaws of the Company are amended so as to provide for greater indemnification rights or benefits, and Employee shall be entitled to such greater rights or benefits, and Employee shall be entitled to such greater rights and benefits immediately upon such amendment. Subsequent amendments to the Minnesota Statutes or other applicable law shall in no way reduce Employee's rights under this Agreement.

6.    Maintenance of Insurance. The Company represents that it presently has in force and effect directors and officers insurance under directors' and officers' liability insurance policies covering certain liabilities which may be incurred by its officers and directors. The Company may maintain in effect, for the benefit of Employee, directors' and officers' insurance providing such coverage as may, from time to time, be determined by the Board of Directors of the Company, in its absolute discretion.

7.	Notification. Promptly after receipt by Employee of the Company of any notice or document respecting the commencement of any action, suit, proceeding or investigation naming or involving Employee and relating to any matter concerning which Employee may be entitled to indemnification or advances pursuant to this Agreement, the party receiving notice will notify the other of the receipt of same, but the failure by Employee to so notify the Company shall not relieve the Company from any obligation under this Agreement or otherwise.

8.    Amendment. This Agreement may be amended at any time by written instrument executed by the Company and Employee.
9.    Notices. All notices and other communications between the parties with respect to this Agreement must be made in writing and shall be deemed to have been fully delivered as of the date on which they are hand delivered or deposited in the United States mail for delivery by registered or certified mail, postage and fees prepaid.

10.    Binding Effect. Due to the personal nature of the services to be rendered by Employee, Employee may not assign this Agreement. Subject to the foregoing, the provisions of this Agreement are binding upon and inure to the benefit of (i) Employee and Employee's respective heirs, legal representatives and administrators, and (ii) the Company and its successors, transferees and assigns.

11.    Survival. The obligations of the Company to Employee as provided in this Agreement shall survive and continue after Employee has ceased to be an employee of the Company.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be discussed between the parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding the parties' good faith efforts, a dispute remains unresolved for a period of 45 days after initial notice from one party to the other of the dispute, the parties shall submit such dispute to arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction over the controversy. The costs of the proceeding shall be paid by the Company. Unless otherwise agreed upon, the place of arbitration proceedings shall be Fulton County, Georgia.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

POPEYES LOUISIANA KITCHEN, INC.

By:___ /s/ Cheryl A. Bachelder______________________
Cheryl A. Bachelder, Chief Executive Officer

EMPLOYEE:

By: _/s/ William P. Matt_________________________
William P. Matt

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